TRANSFER AGENCY AND SERVICE AGREEMENT

THIS AGREEMENT made as of the 6th day of June 2018, by and between J.P. MORGAN PRIVATE INVESTMENTS INC., having its principal place of business at 270 Park Avenue New York, NY 10017 (“JPMPI”) on behalf of the Six Circles Trust (the “Trust”) and each series of the Trust designated as a separate fund on Schedule A hereto, individually and not jointly (each a “Fund” or together the “Funds”) and DST ASSET MANAGER SOLUTIONS, INC., having its principal office and place of business at 2000 Crown Colony Drive, Quincy, Massachusetts 02169-0953, United States (“DST AMS”).

WHEREAS, the Trust issues shares in separate series, each such series being designated as a separate Fund as listed on Schedule A hereto, which may be amended by the parties from time to time;

WHEREAS, the Trust is a statutory trust organized under the laws of the State of Delaware, and registered with the Securities and Exchange Commission as an investment company pursuant to the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Trust intends to offer shares of beneficial interest in the Funds (“Shares”) to investment advisory clients participating in various JPM Global Wealth Management programs and Chase Wealth Management programs operated by JPMorgan Chase Bank, N.A. or its affiliates (each, an “Accountholder”), which will hold Shares on behalf of such clients in one or more omnibus accounts;

WHEREAS, JPMPI desires to appoint DST AMS as transfer agent on behalf of the Trust and each Fund, to record the transactions in the Fund’s Shares, and DST AMS desires to accept such appointment.

NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the sufficiency of which is acknowledged by the parties hereby, the parties hereto agree as follows:

1.	Terms of Appointment and Duties

1.1

Transfer Agency Services. Subject to the terms and conditions set forth in this Agreement, the Trust hereby employs and appoints DST AMS to act as, and DST AMS agrees to act as, transfer agent for each Fund. In accordance with procedures established from time to time by agreement between DST AMS and the Trust, with such changes or deviations there from as have been (or may from time to time be) agreed upon in writing by the parties, DST AMS agrees that during any Business Day[1] (defined below) it will perform the following services for each Fund.

1 For purposes of this Agreement, a “Business Day” shall mean a weekday on which the New York Stock Exchange is open for business. On holidays observed by the New York Stock Exchange but not observed by the Federal Reserve Bank of New York, the Transfer Agent will receive transaction submissions by the Fund and Accountholders, and will process such transactions on the next Business Day.

(a)  Upon receipt of instructions from the Trust, DST AMS shall establish new accounts on DST AMS’ transfer agent records for the Funds and maintain such accounts in accordance with the procedures;

(b)  Receive for acceptance and process orders for the purchase of additional Shares, and promptly deliver payment and appropriate documentation thereof to the Custodian of the Funds authorized pursuant to the organizational documents of the Funds (the “Custodian”);

(c)  Pursuant to purchase orders, issue the appropriate number of Shares and hold such Shares in the appropriate Accountholder account;

(d)  In respect to items (b) through (c) above, DST AMS may execute transactions directly with Funds’ authorized agents and Accountholders to the extent authorized by the Trust;

(e)  At the appropriate time as and when it receives monies paid to it by the Custodian with respect to any redemption, pay over or cause to be paid over in the appropriate manner such monies as instructed by the Trust;

(f)  Anti-Money Laundering (“AML”) Delegation. In order to assist the Fund with the Fund’s AML responsibilities under applicable AML laws, the Transfer Agent offers certain risk-based shareholder activity monitoring tools and procedures that are reasonably designed to: (i) promote the detection and reporting of potential money laundering activities; and (ii) assist in the verification of persons opening accounts with the Fund (the “AML Procedures”). If the Fund elects to have the Transfer Agent implement the AML Procedures and delegate the day-to-day operation of such AML Procedures to the Transfer Agent, the parties will agree to such terms as stated in the attached schedule (“Schedule 1.2(f)” entitled “AML Delegation”) which may be changed from time to time subject to mutual written agreement between the parties. In consideration of the performance of the AML Procedures by the Transfer Agent pursuant to this Section 1.2(f), the Fund agrees to pay the Transfer Agent for the reasonable administrative expense that may be associated with such AML Procedures.

(g)  If applicable, reflect Accountholder transfers on the records of the Funds upon receipt of appropriate instructions and approval from the Trust;

(h)  DST AMS may accept any information, records, documents, data, and transaction requests in printed form or by facsimile or electronic instructions from JPMPI, the Trust, the Funds, the Custodian, or Accountholders. The Trust, from time to time, may provide DST AMS with an updated written authorization revising the parties that may provide instructions under this Agreement;

1.2

Site Visits and Inspections; Regulatory Examinations. During the term of this Agreement, authorized representatives of the Funds may conduct periodic site visits of DST AMS’ facilities and inspect DST AMS’ records and procedures, including but not limited to its information technology and security controls procedures, solely as they pertain to DST

AMS’ services for the Funds under this Agreement. Such inspections shall be conducted at the Funds’ expense and shall occur during DST AMS’ regular business hours upon reasonable advance notice and, except as otherwise agreed to by the parties, no more frequently than once a year. DST AMS may also reasonably require any of the Funds’ representatives to execute a confidentiality agreement before granting such individuals access to its facilities. DST AMS will also provide reasonable access to each Fund’s records maintained by DST AMS hereunder to such Fund’s governmental regulators, at the Funds’ expense.

1.3

Blue Sky Services. At the direction of the Trust, DST AMS will perform the Blue Sky Services set forth on the attached schedule (“Schedule 1.3” entitled “Blue Sky Services”). In connection therewith, the Trust shall be responsible for determining and advising DST AMS with respect to (i) those jurisdictions in which Notice Filings are to be submitted and (ii) the number of the Funds’ shares or the dollar amount to be permitted to be sold in each such jurisdiction. Unless otherwise specified in writing by the parties, the Trust shall also be responsible for determining the availability of any exemptions under a jurisdiction’s blue sky laws and ensuring the proper application of any such exemptions by the Funds and its intermediaries. In the event that DST AMS becomes aware of (a) the sale of the Funds’ shares in a jurisdiction in which no Notice Filing has been made or (b) the sale of the Funds’ shares in excess of the number of shares of the Funds permitted to be sold in such jurisdiction, DST AMS shall report such information to the Trust and the Trust shall instruct DST AMS with respect to the corrective action to be taken. In connection with the services described herein, the Trust shall issue in favor of DST AMS a limited power of attorney to submit Notice Filings and payments with respect thereto on behalf of the Funds which power of attorney shall be substantially in the form of Appendix A attached to Schedule 1.3. In consideration of the performance of the duties by DST AMS pursuant to this Section 1.3, each Fund agrees to pay DST AMS the Blue Sky Service fees set forth on Schedule 3.1, as amended by the parties from time to time, and any expenses associated with such additional duties.

2.	Exception Services

2.1

Transactions identified under Section 1 of this Agreement shall be deemed exception services (“Exception Services”), which must be mutually agreed upon in advance, when such transactions: (a) require DST AMS to use methods and procedures other than those usually employed by DST AMS to perform transfer agency and recordkeeping services; (b) involve the provision of information to DST AMS after the commencement of the nightly processing cycle of DST AMS’ recordkeeping system; or (c) require more manual intervention by DST AMS, either in the entry of data or in the modification or amendment of reports generated by DST AMS’ recordkeeping system than is normally required.

3.	Fees and Expenses

3.1	Fee Schedule. For the performance by DST AMS pursuant to this Agreement, each Fund agrees to pay DST AMS the fees as set forth in the attached fee schedule (“Schedule 3.1”). Such fees may be changed from time to time subject to mutual written agreement between the Trust and DST AMS.

3.2

Other charges. In addition to the fees paid under Section 3.1 above, each Fund agrees to pay DST AMS for the other charges and expenses incurred in connection with performing the services hereunder or at the direction or with the approval of such Fund.

3.3

Invoices. Each Fund agrees to pay all fees and charges within sixty (60) days following the receipt of the respective invoice, except for any fees or charges that are subject to good faith dispute. In the event of such a dispute, the Fund may only withhold that portion of the fee or charge subject to the good faith dispute. The Trust shall notify DST AMS in writing within twenty-one (21) calendar days following the receipt of each invoice if a Fund is disputing any amounts in good faith. If the Trust does not provide such notice of dispute within the required time, the invoice will be deemed accepted by the Fund. Such Funds shall settle such disputed amounts reasonably promptly after the parties agree on the amount to be paid by payment of the agreed amount. If no agreement is reached, then such disputed amounts shall be settled as may be required by law or legal process.

3.4

Annual CPI Increase. The fees and charges set forth in Schedule 3.1 shall increase over the fees and charges during the prior twelve (12) months in an amount based on the annual percentage of change in the Consumer Price Index for All Urban Consumers for the U.S. City Average, for all Items, Base 1982-1984=100, as last reported by the U.S. Bureau of Labor Statistics.

3.5

Late Payments. If any undisputed amount in an invoice of DST AMS (for fees or reimbursable expenses) is not paid when due, the Fund shall pay DST AMS interest thereon (from the due date to the date of payment) at a per annum rate equal to one percent (1.0%) plus the Prime Rate (that is, the base rate on corporate loans posted by large domestic banks) published by The Wall Street Journal (or, in the event such rate is not so published, a reasonably equivalent published rate selected by DST AMS) on the first day of publication during the month when such amount was due. Notwithstanding any other provision hereof, such interest rate shall be no greater than permitted under applicable provisions of U.S. law. The parties hereby agree that such late charge represents a fair and reasonable computation of the costs incurred by reason of late payment or payment of amounts not properly due. Acceptance of such late charge shall in no event constitute a waiver of the Fund’s or DST AMS’ default or prevent the non-defaulting party from exercising any other rights and remedies available to it.

4.	Representations and Warranties of DST AMS

DST AMS represents and warrants to the Funds that:

4.1	It is a corporation duly organized and existing and in good standing under the laws of the Commonwealth of Massachusetts, United States.

4.2	It is duly registered with the U.S. Securities and Exchange Commission as a U.S. transfer agent under the Securities Exchange Act of 1934, as amended.

4.3	It is duly qualified to carry on its business in the Commonwealth of Massachusetts, United States.

4.4	It is empowered under applicable laws and by its Articles of Organization and By-Laws to enter into and perform the services contemplated in this Agreement.

4.5	All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

4.6	It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement.

4.7	It has obtained all rights, approvals, licenses and consents necessary to perform its obligations under this Agreement.

5.	Representations and Warranties of the Trust

The Trust represents and warrants to DST AMS that:

5.1	It is a statutory trust organized and existing and in good standing under the laws of the State of Delaware.

5.2	It is empowered under applicable laws and by its organizational documents to enter into and perform this Agreement.

5.3	All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

5.4

A registration statement under the Securities Act of 1933, as amended (the “1933 Act”) has been filed and will be effective with respect to all Shares of the Funds offered for sale, except to the extent that the Trust notifies DST AMS that registration under the 1933 Act is not required.

6.	Data Access and Proprietary Information

6.1

The Trust acknowledges that the databases, computer programs, screen formats, report formats, interactive design techniques, and documentation manuals furnished by DST AMS as part of the Funds’ ability to access certain Fund-related data maintained by DST AMS on databases under the control and ownership of DST AMS or other third party constitute copyrighted, trade secret, or other proprietary information (collectively,

“Proprietary Information”) of substantial value to DST AMS or other third party. In no event shall Proprietary Information be deemed the confidential information of the Fund. The Trust agrees to treat all Proprietary Information as proprietary to DST AMS and further agrees that it shall not divulge any Proprietary Information to any person or organization, except as permitted by this Agreement.

6.2

The Trust acknowledges that its obligation to protect DST AMS’ Proprietary Information is essential to the business interest of DST AMS and that the disclosure of such Proprietary Information in breach of this Agreement would cause DST AMS immediate, substantial and irreparable harm, the value of which would be extremely difficult to determine. Accordingly, the parties agree that, in addition to any other remedies that may be available in law, equity, or otherwise for the disclosure or use of the Proprietary Information in breach of this Agreement, DST AMS will be entitled to seek and obtain a temporary restraining order, injunctive relief, or other equitable relief against the continuance of such breach.

7.	Indemnification

7.1

DST AMS shall not be responsible for, and each Fund, individually and not jointly, shall indemnify and hold DST AMS, harmless, from and against, any and all losses, damages, reasonable costs, reasonable charges, reasonable counsel fees (including the defense of any lawsuit in which DST AMS or affiliate is a named party), payments, reasonable expenses and liability (the “Adverse Consequences”) which may be asserted against DST AMS or for which DST AMS may be held to be liable, arising out of or attributable to: (a) all actions of DST AMS or its agents or subcontractors required to be taken pursuant to this Agreement, provided that such actions are taken in good faith and without negligence or willful misconduct; (b) the lack of good faith, negligence or willful misconduct of such Fund or its authorized agents; (c) the reliance upon, and any subsequent use of or action taken or omitted, by DST AMS, or its agents or subcontractors on: (i) any instructions, records, documents, data, which are received by DST AMS or its agents or subcontractors in printed form or by facsimile or electronic instructions, which have been provided by such Fund’s authorized agents or a party authorized under this Agreement; and (d) the offer or sale of Shares in violation of any U.S. federal, state or foreign securities laws or regulations or the laws of any jurisdiction requiring that such Shares be registered, or in violation of any stop order or other determination or ruling by any federal or state regulatory agency with respect to the offer or sale of such Shares.

7.2

The Trust and each Fund shall not be responsible for, and DST AMS shall indemnify and hold the Trust, its trustees and officers, and each Fund harmless from and against, any and all Adverse Consequences asserted against or incurred by the Trust, any of its trustees or officers, or any Fund in connection with claims by third parties arising directly out of or attributable to any action or failure of DST AMS to act as a result of DST AMS’ lack of good faith, negligence or willful misconduct in the performance of its services hereunder or DST AMS’ breach of any of its representations or warranties under this Agreement.

7.3

In order that the indemnification provisions contained in this Section 7 shall apply, upon the assertion of a claim for which one party may be required to indemnify the other party, the indemnified party shall promptly notify the indemnifying party of such assertion, and shall keep the indemnifying party advised with respect to all developments concerning such claim. The indemnifying party shall have the option to participate with the indemnified party in the defense of such claim or to defend against said claim in its own name or in the name of the indemnified party. The indemnified party shall in no case confess any claim or make any compromise in any case in which the indemnifying party may be required to indemnify the indemnified party except with the indemnifying party’s prior written consent.

7.4	Notwithstanding anything in this Agreement to the contrary, each Fund in the Trust is and shall be regarded for all purposes hereunder as a separate party apart from each other Fund. Unless the context otherwise requires, with respect to every transaction covered by this Agreement, every reference herein to the Fund shall be deemed to relate solely to the particular Fund to which such transaction relates. Under no circumstances shall the rights, obligations or remedies with respect to a particular Fund constitute a right, obligation or remedy applicable to any other Fund. The use of this single document to memorialize the separate agreement of each Fund herein is understood to be for clerical convenience only and shall not constitute any basis for joining the Funds for any reason.

8.	Standard of Care

DST AMS shall at all times use reasonable care, due diligence and act in good faith in performing its duties under this Agreement and agrees to use its best efforts within reasonable limits to ensure the accuracy of all services performed under this Agreement. DST AMS shall provide its services hereunder in accordance with the laws, rules and regulations of governmental authorities having jurisdiction over DST AMS. DST AMS assumes no responsibility and shall not be liable for loss or damage due to errors unless said errors are caused by its negligence, bad faith, or willful misconduct. Notwithstanding the foregoing, DST AMS’ aggregate liability during the term of this Agreement with respect to, arising from or arising in connection with this Agreement, or from all services provided or omitted to be provided by DST AMS under this Agreement for the Fund, subject to the exclusions set forth in this Section, whether in contract, or in tort, or otherwise, is limited to, and shall not exceed the aggregate of the amounts actually received hereunder by DST AMS as fees and charges, but not including reimbursable expenses, during the sixteen (16) calendar months immediately preceding the first event for which recovery from DST AMS is being sought. The foregoing limitation on liability shall not apply to any Adverse Consequences resulting from DST AMS’ fraud, or intentional malicious acts or intentional malicious omissions by DST AMS’ employees. For purposes of this Section 8, “intentional malicious acts or intentional malicious omissions” shall mean those acts undertaken or omitted purposefully under the circumstances in which the person knows that such acts or omissions violate this Agreement and are likely to cause damage or harm to a Fund.

9.	Confidentiality

9.1

DST AMS and JPMPI, on behalf of the Trust, agree that they will not, at any time during the term of this Agreement or after its termination, reveal, divulge, or make known to any person, firm, corporation or other business organization, any Confidential Information (as defined below) of the other party used or gained by DST AMS or the Trust during performance under this Agreement, except at the instruction (standing or specific), request or with the consent of the party whose information is to be disclosed. In the event of breach of the foregoing by either party, the parties agree that, in addition to any other remedies that may be available in law, equity, or otherwise for the disclosure of the Confidential Information in breach of this Agreement, the party whose Confidential Information is disclosed will be entitled to seek and obtain a temporary restraining order, injunctive relief, or other equitable relief against the continuance of such breach. The above prohibition of disclosure shall not apply to the extent that DST AMS must disclose such Confidential Information to its approved sub-contractor or to an agent of the Fund for purposes of providing services under this Agreement; provided, however, that DST AMS shall require that any sub-contractor of DST AMS comply with the terms of this Section 9. Further, the above prohibition of disclosure shall not apply to the extent that JPMPI or the Fund must disclose such Confidential Information to its officers, directors, employees or its corporate affiliates who need to know such information for purposes of carrying out this Agreement, provided that these parties be required to comply with the terms of this Section 9.

9.2

For purposes of this Agreement, Confidential Information shall mean: (a) with respect to Confidential Information of the Funds: (i) Accountholder or shareholder lists, including but not limited to, names, contact information and investment amounts of Accountholders, cost figures and projections, profit figures and projections, all non-public information, including but not limited to trade secrets, proprietary information, and information about products, business methods and business plans) relating to the business of the Funds, or any other secret or confidential information whatsoever of the Funds; and (ii) all information that the Funds are obligated by law to treat as confidential for the benefit of third parties; and (b) with respect to DST AMS’ Confidential Information: all non-public information, including but not limited to trade secrets, proprietary information, and information about products, business methods and business plans, customer names and other information related to customers, fee schedules, price lists, pricing policies, financial information, discoveries, ideas, concepts, software in various stages of development, designs, drawings, specifications, techniques, models, data, source code, object code, documentation, diagrams, flow charts, research, development, processes, procedures, “know-how,” organizational structure, user guides, marketing techniques and materials, marketing and development plans, and data processing software and systems relating to DST AMS’ business, operations or systems (or to the business, systems or operations of DST AMS’ affiliates or third parties).

9.3

The obligations of confidentiality and nondisclosure of each of DST AMS and the Trust set forth in this Section 9 shall not apply to information which (i) is or becomes generally available to the public other than as a result of an unauthorized disclosure by the receiving party or its employees, representatives or agents; or (ii) becomes available to the receiving party on a non-confidential basis from a third party which is entitled to disclose it; or (iii) was known to the receiving party on a non-confidential basis prior to its disclosure to the receiving party by the other party; or (iv) was independently developed by the receiving party.

9.4

In the event that any requests or demands are made for the inspection of the records of a Fund, DST AMS will use reasonable efforts to notify the Trust (except where prohibited by law) and to secure instructions from an authorized officer of the Fund as to such inspection. DST AMS expressly reserves the right, however, to exhibit the Fund’s records to any person whenever it is advised by counsel that it may be held liable for the failure to exhibit the records to such person. Each party is permitted to disclose any Confidential Information obtained under this Agreement pursuant to a valid governmental order, administrative order or request by a federal, state or local authority under statutory authority or by a self-regulatory organization or otherwise under compulsion of law or by a court of competent jurisdiction without the prior written consent of the other parties. In the event that DST AMS is requested or authorized by a Fund, or required by subpoena, administrative order, court order or other legal process, applicable law or regulation, or required in connection with any investigation, examination or inspection of a Fund by state or federal regulatory agencies, to produce such records of such Fund or DST AMS’ personnel as witnesses, such Fund agrees to pay DST AMS for DST AMS’ time and expenses, as well as the fees and expenses of DST AMS’ counsel, incurred in responding to such request, order or requirement.

10.	Covenants of the Trust and DST AMS

10.1

Appointment Approval & Organizational Documents. In connection with the execution of this Agreement, the Fund shall promptly furnish to DST AMS (i) a copy of the resolution of its Board of Trustees authorizing the appointment of DST AMS and the execution and delivery of this Agreement; and (ii) a copy of the organizational documents of the Fund and all amendments thereto.

10.2

Records. DST AMS shall keep records relating to the services to be performed hereunder, in the form, manner and for such periods, as it may deem advisable and as may be required by the U.S. laws and regulations applicable to its business as a transfer agent. DST AMS shall also maintain customary records in connection with its agency for the Fund. Records maintained by DST AMS on behalf of the Fund shall be maintained by DST AMS for such period as required by applicable law or until such earlier time as DST AMS has delivered such records into the Fund’s possession with a notice to the Fund that DST AMS shall no longer maintain such records in its possession, or destroyed them at the Fund’s request, in each case to the extent permitted under applicable law.

10.3

SOC 1 Reports. DST AMS will furnish to the Trust, on a semi-annual basis, a SOC 1 (Type 2) Report in accordance with the Auditing Standard Board, Attestation Standards -AT Section 801, as well as such other reports and information relating to DST AMS’ policies and procedures, as the parties may mutually agree upon.

10.4	Information Security. DST AMS has implemented and maintains at each service location commercially reasonable physical and information security and data protection safeguards against the destruction, loss, theft, unauthorized access, unauthorized use, or alteration of the Funds’ Confidential Information in the possession of DST AMS that will be no less rigorous than those in place at the effective date of this Agreement, and from time to time enhanced in accordance with changes in U.S. regulatory requirements. DST AMS will, at a minimum, update its policies to remain compliant with applicable U.S. regulatory requirements. DST AMS will meet with the Trust, at its request, on an annual basis to discuss information security safeguards. If DST AMS discovers or is notified that someone has violated security relating to the Funds’ Confidential Information DST AMS will promptly (a) notify the Trust of such violation, and (b) if the applicable Confidential Information was in the possession or under the control of DST AMS or its agents at the time of such violation, DST AMS will promptly (i) investigate, contain and use commercially reasonable efforts to address the violation, and (ii) where applicable, advise the Trust as to the steps being taken by DST AMS that are reasonably designed to prevent future similar violations. In the event that a Fund is required to take specific actions to address a security violation with respect to Confidential Information of such Fund that was in the possession or under the control of DST AMS or its agents at the time of such violation, the parties shall discuss in good faith the appropriate allocation of the reasonable costs related to such required actions. DST AMS has provided the Trust with a summary of its information security standards, which are subject to change by DST AMS from time to time to meet regulatory or applicable industry changes. DST AMS agrees to comply with such information security standards in the performance of its services under this Agreement.

10.5	Business Continuity.

(a) DST AMS will maintain a comprehensive business continuity plan and will provide an executive summary of such plan upon reasonable request of the Trust. DST AMS will test the adequacy of its business continuity plan at least annually. Upon request by the Trust, DST AMS will provide the Trust with a letter assessing the most recent business continuity test results. In the event of a business disruption that materially impacts DST AMS’ provision of services under this Agreement, DST AMS will promptly notify the Trust of the disruption and the steps being implemented under the business continuity plan.

(b) DST AMS shall be responsible hereunder for the maintenance of a current, duplicate set of the Funds’ essential records at a secure separate location, in a form available and usable forthwith in the event of any breakdown or disaster disrupting its main operation.

(c)  DST AMS’ affiliate, DST Systems, Inc. (“DST”), currently maintains a recovery facility for use in event of a disaster rendering the normal DST facilities inoperable (the “DST Recovery Facility”). DST has developed and is continually revising business contingency plans (the “DST Business Contingency Plan”) detailing which, how, when, and by whom data maintained at DST Facilities will be installed and operated at the Recovery Facility. DST AMS will provide an executive summary of the DST Business Contingency Plan upon reasonable request of the Trust. Provided a Fund is paying its pro rata portion of the charge there for, DST AMS would, in event of a disaster rendering DST’s Facility inoperable, instruct DST to use reasonable efforts to convert the TA2000

System containing the designated Fund data to the computers at the Recovery Facility in accordance with the then current DST Business Contingency Plan. DST AMS also currently maintains between its locations and/or with its affiliates, consistent with the terms of its business continuity plan, arrangements for reciprocal processing sites separate from the area in which the operations that provides the services to the Funds hereunder are located, and such sites include phones, computers and the other equipment necessary to operate a full service transfer agency business in the event one of its operations areas is rendered inoperable. The transfer of operations to other operating areas or to reciprocal processing sites is covered in DST AMS’ Business Contingency Plan.

10.6

DST AMS hereby agrees to perform such transfer agency functions as are set forth in Sections 1.1 and 1.2 above and the Schedules thereto and to carry such insurance coverage as: (i) required by law or regulation applicable to the DST AMS in connection with the performance of its services under this Agreement; and (ii) DST AMS considers adequate and reasonably available coverage.

10.7

Cooperation. DST AMS shall reasonably cooperate with the Trust’s independent public accountants and the Trust’s compliance personnel and shall take all reasonable action in the performance of its obligations under this Agreement to assure that all readily necessary information is made available to such accountants and to Trust’s compliance personnel for the expression of an accountant’s opinion, including but not limited to providing such independent public accountants with a copy of the SOC 1 Report provided for under Section 10.3, as such may be required from time to time.

11	Termination of Agreement

11.1

Term. The initial term of this Agreement (the “Initial Term”) shall be three (3) years from the date first stated above (the “Initial Term”). This Agreement shall automatically extend for additional, successive one (1) year terms (each a “Renewal Term”) unless terminated as of the end of the Initial Term or a Renewal Term by the Fund or DST AMS on not less than one hundred and twenty (120) days written notice to the other party. Before the expiration of the Initial Term or a Renewal Term, DST AMS and the Trust will agree upon a Fee Schedule for such Renewal Term. In the event the parties fail to agree upon a new Fee Schedule prior to the commencement of the Renewal Term, the Fee Schedule set forth as Schedule 3.1 hereto shall remain in effect subject to increases under Section 3.5. Notwithstanding the termination or non-renewal of this Agreement, the terms and conditions of this Agreement shall continue to apply until the completion of Deconversion (defined below).

11.2

Deconversion. In the event that this Agreement is terminated or not renewed for any reason by the Trust, DST AMS agrees that, at the Trust’s request, it shall offer reasonable assistance to the Funds in converting the Funds’ records from DST AMS’ systems to whatever services or systems are designated by the Funds (the “Deconversion”). Such Deconversion is subject to the recompense of DST AMS for such assistance at its standard rates and fees in effect at the time and to a reasonable time frame for performance as agreed to by the parties.

11.3

Termination or Non-Renewal. In the event of termination or non-renewal of this Agreement, each Fund will promptly pay DST AMS (a) all fees and charges for the services provided under this Agreement (i) which have been accrued and remain unpaid as of the date of such notice of termination or non-renewal and (ii) which thereafter accrue for the period through and including the date of the Fund’s Deconversion; (b) the Deconversion costs as noted in Section 11.2; and (c) in the event that the Trust terminates this Agreement prior to the end of the Initial Term or a Renewal Term other than for cause under Section 11.7, an amount equal to the average monthly fee paid by the Fund to DST AMS under the Agreement (determined using the preceding twelve month period) multiplied by the number of months remaining in the Initial or Renewal Term.

11.4

Confidential Information. Upon termination of this Agreement, each party shall return to the other party all copies of confidential or proprietary materials or information received from such other party hereunder, other than materials or information required to be retained by such party under applicable laws or regulations. Notwithstanding the foregoing, each party: (i) may retain copies of Confidential Information to the extent required to do so by applicable law or its internal record-keeping policies; and (ii) shall not be required to delete electronically-stored Confidential Information to the extent such deletion would be technologically impracticable or inconsistent with its archival records retention policy; in each case, such continued retention of confidential information shall be subject to on-going obligations of confidentiality.

11.5

Unpaid Invoices. Unpaid invoices payable by a Fund to DST AMS outstanding for more than sixty (60) days after receipt by the Fund, except with respect to any amount subject to a good faith dispute within the meaning of Section 3.3 of this Agreement, will qualify as a material default in performance by the Trust, for the purposes of Section 11.7 below.

11.6

Bankruptcy. Either party hereto may terminate this Agreement by notice to the other party, effective at any time specified therein, in the event that (a) the other party ceases to carry on its business or (b) an action is commenced by or against the other party under Title 11 of the United States Code or a receiver, conservator or similar officer is appointed for the other party and such suit, conservatorship or receivership is not discharged within thirty (30) days.

11.7

Cause. If one of the parties hereto shall be materially in default in the performance of any of its duties and obligations under this Agreement (the “Defaulting Party”), the other party (the “Non-Defaulting Party”) may give written notice thereof to the Defaulting Party in sufficient detail to permit the Defaulting Party to identify and cure such default. and if such default or breach shall not have been remedied within sixty (60) days after such written notice is given, or, if not capable of remedy within sixty (60) days, a good faith effort is not promptly commenced and thereafter diligently pursued in an appropriate manner, then the Non-Defaulting Party may terminate the Agreement by giving, sixty (60) days written notice of such termination to the Defaulting Party.

12	Assignment and Third Party Beneficiaries

12.1

Neither this Agreement nor any rights or obligations hereunder may be assigned by either party without the written consent of the other party. Any attempt to do so in violation of this Section shall be void. Unless specifically stated to the contrary in any written consent to an assignment, no assignment will release or discharge the assignor from any duty or responsibility under this Agreement.

12.2

Except as explicitly stated elsewhere in this Agreement, nothing under this Agreement shall be construed to give any rights or benefits in this Agreement to anyone other than DST AMS, the Trust and the Funds, and the duties and responsibilities undertaken pursuant to this Agreement shall be for the sole and exclusive benefit of DST AMS, the Trust and the Funds. This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns.

12.3

This Agreement does not constitute an agreement for a partnership or joint venture between DST AMS and the Trust. Neither party shall make any commitments with third parties that are binding on the other party without the other party’s prior written consent.

13	Subcontractors
13.1

DST AMS may employ agents to assist it in performing its duties hereunder; provided, however, that DST AMS shall be fully responsible to the Trust and the Funds for the acts and omissions of any agent employed by it to the same extent as it is for its own acts and omissions and DST AMS shall obtain the Trust’s prior approval for the employment of any such agent that is not an affiliate of DST AMS. The foregoing shall not be deemed to apply to any direct contracts between the Trust and any affiliate of DST AMS as to which DST AMS is not a party. DST AMS may provide the services hereunder from service locations within or outside of the United States; provided, however, that such services shall only be provided outside the United States if the Trust has given its prior approval and so long as such service providers comply with all applicable U.S. laws and regulations concerning the services to be performed hereunder.

14	Changes and Modifications

14.1

During the term of this Agreement DST AMS will use on behalf of the Funds, without additional cost, all modifications, enhancements, or changes which its affiliate DST. may make to the TA2000 System in the normal course of its business and which are applicable to functions and features offered by the Funds, unless substantially all clients of DST AMS are charged separately for such modifications, enhancements or changes, including, without limitation, substantial system revisions or modifications necessitated by changes in existing laws, rules or regulations. Each Fund agrees to pay DST AMS promptly for modifications and improvements to the TA2000 System which are charged for separately at the rate provided for in DST AMS’ standard pricing schedule to the extent that the standard pricing schedule addresses costs not controlled by DST AMS, which shall be identical for those DST

AMS clients which have substantially similar service and billing arrangements to the Fund, if a standard pricing schedule shall exist. If there is no standard pricing schedule, the parties shall mutually agree upon the rates to be charged. All enhancements, improvements, changes, modifications or new features added to the TA2000 System however developed or paid for shall be, and shall remain, the confidential and exclusive property of, and proprietary to, DST. DST AMS shall have the right, at any time and from time to time, to alter and modify any systems, programs, procedures or facilities used or employed in performing its duties and obligations hereunder; provided that the Trust will be notified as promptly as possible prior to implementation of such alterations and modifications and that no such alteration or modification or deletion shall materially adversely change or affect the operations and procedures of the Funds in using or employing the TA2000 System or DST AMS’ facilities hereunder or the reports to be generated by such system and facilities hereunder, unless the Trust is given thirty (30) days prior notice to allow the Funds to change their procedures and unless DST AMS provides the Funds with revised operating procedures and controls.

15.	Miscellaneous

15.1	Amendment. This Agreement may be amended or modified by a written agreement executed by both parties.

15.2

Massachusetts Law to Apply. This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of the Commonwealth of Massachusetts, United States of America.

15.3

Force Majeure. In the event either party is unable to perform its obligations under the terms of this Agreement because of acts of God, acts of war or terrorism, strikes, equipment or transmission failure or damage reasonably beyond its control, or other causes reasonably beyond its control, such party shall not be liable for damages to the other for any damages resulting from such failure to perform or otherwise from such causes, except to the extent that such inability of DST AMS to perform its obligations is directly attributable to a failure of DTS AMS to maintain or follow the business continuity plan as described in Section 10.5 herein.

15.4

Consequential Damages. Neither party to this Agreement shall be liable to the other party for special, indirect or consequential damages under any provision of this Agreement or for any special, indirect or consequential damages arising out of any act or failure to act hereunder.

15.5

Survival. All provisions regarding indemnification, warranty, liability, and limits thereon, and confidentiality and/or protections of proprietary rights and trade secrets shall survive the termination of this Agreement.

15.6

Severability. If any provision or provisions of this Agreement shall be held invalid, unlawful, or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired.

15.7

Waiver. No waiver by either party or any breach or default of any of the covenants or conditions herein contained and performed by the other party shall be construed as a waiver of any succeeding breach of the same or of any other covenant or condition.

15.8

Merger of Agreement. This Agreement constitutes the entire agreement between the parties hereto with regard to the subject matter herein and supersedes any prior agreement between the parties with respect to the subject matter hereof whether oral or written.

15.9	Counterparts. This Agreement may be executed by the parties hereto on any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

15.10.

Reproduction of Documents. This Agreement and all schedules, exhibits, attachments and amendments hereto may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties hereto each agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction shall likewise be admissible in evidence.

15.11

Notices. All notices and other communications as required or permitted hereunder shall be in writing and sent by first class mail, postage prepaid, addressed to the address noted on the first page or to such other address or addresses of which the respective party shall have notified the other. For the purposes of notices under this Agreement, a notice submitted to the Trust will constitute a notice to any and all individual Funds as applicable to such notice.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.

J.P. MORGAN PRIVATE INVESTMENTS INC., on behalf of the Trust and each Fund listed on Schedule A hereto, individually and not jointly

By: /s/ Mary Savino

Name:	Mary Savino

Title:	President
As an authorized officer of the Trust and each Fund listed on Schedule A hereto

DST ASSET MANAGER SOLUTIONS, INC.

By:	/s/ Kristina M. Spillane

Name:	Kristina M. Spillane

Title:	Managing Director

SCHEDULE A

Series

Six Circles Ultra Short Duration Fund

Six Circles Tax Aware Ultra Short Duration Fund

Six Circles U.S. Unconstrained Equity Fund

Six Circles International Unconstrained Equity Fund

Schedule A - 1

SCHEDULE 1.2(f)

AML DELEGATION

Dated: June 6, 2018

1.	Delegation.

1.1

In order to assist the Fund with the Fund’s AML responsibilities under applicable AML laws, the Transfer Agent offers certain risk-based AML Procedures that are reasonably designed to: (i) promote the detection and reporting of potential money laundering activities; and (ii) assist in the verification of persons opening accounts with the Fund.    The Fund has had an opportunity to review the AML Procedures with the Transfer Agent and desires to implement the AML Procedures as part of the Fund’s overall AML program (the “AML Program”).

1.2

Accordingly, subject to the terms and conditions set forth in this Agreement, the Fund hereby instructs and directs the Transfer Agent to implement the AML Procedures as set forth in Section 4 below on the Fund’s behalf and delegates to the Transfer Agent the day-to-day operation of the AML Procedures. The AML Procedures set forth in Section 4 may be amended, from time to time, by mutual agreement of the Fund and the Transfer Agent upon the execution by such parties of a revised Schedule 1.2(f) bearing a later date than the date hereof.

1.3

The Transfer Agent agrees to perform such AML Procedures, with respect to the ownership of Shares in the Fund for which the Transfer Agent maintains the applicable shareholder information, subject to and in accordance with the terms and conditions of this Agreement.

2.

Consent to Examination. In connection with the performance by the Transfer Agent of the AML Procedures, the Transfer Agent understands and acknowledges that the Fund remains responsible for assuring compliance with the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (“USA PATRIOT Act”) and that the records the Transfer Agent maintains for the Fund relating to the AML Program may be subject, from time to time, to examination and/or inspection by federal regulators in order that the regulators may evaluate such compliance. The Transfer Agent hereby consents to such examination and/or inspection and agrees to cooperate with such federal examiners in connection with their review. For purposes of such examination and/or inspection, the Transfer Agent will use its best efforts to make available, during normal business hours and on reasonable notice all required records and information for review by such examiners.

3.

Limitation on Delegation. The Fund acknowledges and agrees that in accepting the delegation hereunder, the Transfer Agent is agreeing to perform only the AML Procedures, as may be amended from time to time, and is not undertaking and shall not be responsible for any other aspect of the AML Program or for the overall compliance by the Fund with the USA PATRIOT Act or for any other matters that have not been delegated hereunder. Additionally, the parties acknowledge and agree that the Transfer Agent shall only be responsible for performing the AML Procedures with respect to the ownership of, and transactions in, Shares in the Fund for which the Transfer Agent maintains the applicable Shareholder information.

Schedule 1.3 - 1

4.	AML Procedures[1]

4.1

Consistent with the services provided by the Transfer Agent and with respect to the ownership of Shares in the Fund for which the Transfer Agent maintains the applicable Shareholder information, the Transfer Agent shall:

(a)      on a daily basis, submit all new customer account registrations and registration changes against the Office of Foreign Assets Control (“OFAC”) database, the Politically Exposed Persons (“PEP”) database, and such other lists or databases as may be required from time to time by applicable regulatory authorities;

(b)      submit all account registrations through OFAC database, the PEP database, and such other lists or databases as may be required from time to time by applicable regulatory authorities;

(c)      on a daily basis, submit special payee information from checks, outgoing wires and systematic withdrawal files through the OFAC database;

(d)      review certain types of redemption transactions that occur within thirty-four (34) days of an account establishment, registration change, or banking information change (e.g. redemption by wire within 34 days of banking information change; rapid depletion of account balance after establishment; and redemption by check within 34 days of address change);

(e)      review wires sent pursuant to banking instructions other than those on file with the Transfer Agent;

(f)      review accounts with small balances followed by large purchases;

(g)      review accounts with frequent activity within a specified date range followed by a large redemption;

(h)      review purchase and redemption activity by check that meets or exceeds $100,000 threshold on any given day;

(i)      in accordance with, 31 C.F.R. 1024.320, determine when a suspicious activity report (“SAR”) should be filed as required by regulations applicable to mutual funds; prepare and file the SAR; provide the Fund with a copy of the SAR within a reasonable time after filing; and notify the Fund if any further communication is received from the U.S. Department of the Treasury or other law enforcement agencies regarding such filing (31 C.F.R. 1024.320) ;

1 The accounts, transactions, items and activity reviewed in each case are subject to certain standard exclusions as set forth in written procedures of the Transfer Agent, which have been made available to the Fund and which may be modified from time to time.

Schedule 1.3 - 2

(j)    compare account information to any FinCEN request received by the Fund and provided to the Transfer Agent pursuant to USA PATRIOT Act Sec. 314(a); provide the Fund with the necessary information for it to respond to such request within required time frame (31 C.F.R. 1010.520);

(k)    (i) take reasonable steps to verify the identity of any person seeking to become a new customer of the Fund and notify the Fund in the event such person cannot be verified, (ii) maintain records of the information used to verify the person’s identity, as required, and (iii) determine whether the person appears on any lists of known or suspected terrorists or terrorist organizations provided to the Fund by any government agency;

(l)      with respect to certain legal entities seeking to open new accounts with the Fund, take reasonable steps to verify the identity of the natural person(s) retaining ownership or controlling interest in such legal entity (the “ Beneficial Owner(s)”), as such ownership and controlling interests are defined in 31 C.F.R. 1010.230. In the event the Beneficial Owner is not a natural person, the Transfer Agent will follow up with the requesting entity to request one. In the event the proper identity of a natural person cannot be verified, such account will not be established;

(m)      conduct due diligence and if required, enhanced due diligence in accordance with 31 C.F.R. 1010.610(b) for new and existing correspondent accounts for foreign financial institutions (as defined in 31 C.F.R. 1010.605(f)); perform an assessment of the money laundering risk presented by the account based on a consideration of relevant factors in accordance with applicable law and information provided by the foreign financial institution in a financial institution questionnaire. If an account is determined to have a risk ranking at a level of medium or above, the Transfer Agent will monitor the account on a monthly basis for unusual activity. In the situation where due diligence cannot be completed with respect to an account, the Transfer Agent will contact the Fund’s AML Officer for further instruction;

(n)      upon request by the Fund, conduct due diligence to determine if the Fund is involved with any foreign jurisdiction, institution, class of transactions and a type of account designated, from time to time, by the U.S. Department of Justice in order to identify and take certain “special measures” against such entities as required under Section 311 of the USA PATRIOT Act; and

(o)      Create and retain records required under 31 C.F.R. 1010.410 in connection with the transmittals of funds in amounts equal to or in excess of $3,000, and transmit such information on the transactions to the receiving financial institutions.

4.2

In the event that the Transfer Agent detects activity as a result of the foregoing procedures, which necessitates the filing by the Transfer Agent of a SAR or other similar report or notice to OFAC, then the Transfer Agent shall also immediately notify the Fund, unless prohibited by applicable law.

Schedule 1.3 - 3

J.P. MORGAN PRIVATE INVESTMENTS INC., on behalf of the Trust and each Fund listed on Schedule A hereto, individually and not jointly

By: /s/ Mary Savino

Name: Mary Savino

Title: President
As an authorized officer of the Trust and each Fund listed on Schedule A hereto

DST ASSET MANAGER SOLUTIONS, INC.

By: /s/ Kristina M. Spillane

Name: Kristina M. Spillane

Title: Managing Director

Schedule 1.3 - 4

SCHEDULE 1.3

BLUE SKY SERVICES

Fund Responsibilities

In connection with the provision of the Services by DST AMS, Fund shall:

1.	With respect to each Fund, identify the states and territories where the Fund’s shares will be offered for sale;

2.	Determine the availability of any exemptions under a jurisdiction’s Blue Sky laws with the assistance of DST AMS;

3.	Work with DST AMS to identify what systematic exemptions will be taken by the Funds;

4.	Provide written instructions in DST AMS’ standard format to implement systematic exemptions and exclusions from reporting where practicable on the DST AMS Blue Sky software system;

5.

Provide written instructions to DST AMS to remove current permit period sales from DST AMS’ Blue Sky software database upon determination that such sales qualify for exemptions or exclusion from reporting to the applicable states where registration fees are based on sales;

6.

Facilitate the issuance of a limited power of attorney in favor of DST AMS in the form set forth in Appendix A to this Agreement in order that DST AMS may submit Notice Filings and other filings required by the states and territories and payments with respect thereto on behalf of each Fund;

7.

To the extent Fund is notified by an intermediary of new sales data feeds, notify DST AMS in writing of any changes to or additions of Blue Sky sales data feeds and work with DST AMS to facilitate the necessary updates;

8.	Serve as liaison with the Funds to facilitate the transmission of wire transfers for payment by the Funds for invoiced state fees as needed; and

9.	Provide written instruction detailing action to be taken upon receipt of written notification from DST AMS that a direct broker Blue Sky sales feed is available for activation.]

DST AMS Responsibilities]

DST AMS will perform the Services set forth below.

1.

File Initial Notice Filings, as applicable, in all states and territories in which the applicable Fund’s shares will be offered, in the form of and as required by the applicable laws of the states and territories;

2.

File each Fund’s renewals and amendments to reflect correspondent changes, name changes, terminations, domicile changes, issuer address changes, fiscal year end changes, distributor changes, as applicable, in all states and territories in which the applicable Fund’s shares will be offered, in the form of and as required by the applicable laws of the states and territories;

Schedule 1.3 - 1

3.	File each Fund’s sales reports to the extent required by applicable law, in the form of and as required by the applicable laws of the states and territories;

4.	Invoice each Fund for fees owed to each state in accordance with procedures agreed upon in writing by Fund and DST AMS;

5.	At the direction of Fund, make payments, at the expense of the applicable Fund, of Notice Filing fees;

6.

File the Prospectuses and Statements of Additional Information, supplied by Fund, and any amendments and supplements thereto to the extent required by the applicable laws of the states and territories;

7.	File annual and semi-annual reports, supplied by Fund, to the extent required by the applicable laws of the states and territories;

8.	File all necessary notices to permit each Fund or class of a Fund that is eligible for reduced fees applicable to money market funds or otherwise to qualify for reduced fees in a state or territory;

9.

File all correspondence and related documentation so as to provide notice of the applicable Fund’s intent to take exemptions if such notice is required by the state or territory in order to permit the Fund to utilize such exemptions;

10.	Advise Fund prior to communicating with the states and territories regarding any sales in excess of the registered amount for a permit so Fund can advise in writing the action to be taken;

11.	Provide Fund information regarding the Sales to Existing Shareholders Exemptions and the Institutional Investor Exemptions available in the states and territories;

12.

Include in sales report filings, all sales reported to DST AMS via (i) transfer agency Blue Sky sales feed and; (ii) broker Blue Sky sales feeds, including, without limitation, feeds that (a) were transferred as part of the conversion from the Funds’ prior Blue Sky vendor, or (b) confirmed in writing by Fund to be activated, less any exempt sales Fund has directed DST AMS in writing to remove prior to such filing.

13.	At the direction of Fund, serve as liaison between the Funds, and the applicable Blue Sky jurisdiction:

14.

Provide guidance and best practice information concerning Blue Sky reporting requirements and mutual fund industry Blue Sky reporting practices including utilization of exemptions and intermediary data feeds;

15.	Conduct annual due diligence reviews;

16.

In the event that DST AMS becomes aware of the sale of a Fund’s shares in a jurisdiction in which no Notice Filing has been made, DST AMS shall report such information to Fund and Fund shall instruct DST AMS with respect to the corrective action to be taken;

17.

File all additional amendments to increase registered amounts in accordance with agreed upon procedures in all states and territories in which the applicable Fund’s shares will be offered, in the form of and as required by the applicable laws of the states and territories;

18.	Perform such additional services as DST AMS and Fund may agree upon in writing and added to this Agreement by amendment.]

Schedule 1.3 - 2

APPENDIX A

To

SCHEDULE

LIMITED POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, as of             , 20    , that                      (the “Trust”) on behalf of its currently existing series and all future series (the “Funds”), with principal offices at                     , makes, constitutes, and appoints DST ASSET MANAGER SOLUTIONS, INC. (“DST AMS”) with principal offices at 2000 Crown Colony Drive, Quincy, Massachusetts 02169 its lawful attorney-in-fact for it to do as if it were itself acting, the following:

1.      NOTICE FILINGS FOR FUND SHARES. The power to submit (i) notice filings (in any format accepted); and (ii) checks and ACH payments in the name of the Funds, for the Funds in each jurisdiction in which the Fund’s shares are offered or sold and in connection therewith the power to prepare, execute, and deliver and file (in any format accepted) any and all of the Fund’s applications including without limitation, applications to provide notice for the Fund’s shares, consents, including consents to service of process, reports, including without limitation, all periodic reports, or other documents and instruments now or hereafter required or appropriate in the judgment of DST AMS in connection with the notice filings of the Fund’s shares.

2.      CUSTODY ACCOUNTS. The power to draw, endorse, and deposit checks in the name of the Funds in connection with the notice filings of the Fund’s shares with state securities administrators.

3.      AUTHORIZED SIGNERS. Pursuant to this Limited Power of Attorney, individuals holding the titles of Managing Director, Vice President, Compliance Officer, Compliance Group Manager, Compliance Manager, or Compliance Fund Administrator at DST AMS shall have authority to act on behalf of the Funds with respect to items 1 and 2 above.

The execution of this Limited Power of Attorney shall be deemed coupled with an interest and shall be revocable only upon receipt by DST AMS of such termination of authority. Nothing herein shall be construed to constitute the appointment of DST AMS as or otherwise authorize DST AMS to act as an officer, director or employee of the Trust.

IN WITNESS WHEREOF, the Trust has caused this Agreement to be executed in its name and on its behalf by and through its duly authorized officer, as of the date first written above.

[NAME]

By:

Name:

Title:

Subscribed and sworn to before me this          day of            , 20    .

Notary Public

State of

In and for the County of

My Commission Expires

Schedule 1.3 - 3